Exhibit 10.11

ALLIANT ENERGY CORPORATION
20__ EXECUTIVE SHORT-TERM INCENTIVE PLAN

PLAN OBJECTIVES
Alliant Energy Corporation’s (“Company”) compensation philosophy, in alignment with the performance culture, is designed to drive high performance and reward that performance competitively. This is done by developing total rewards programs, to include base salary and incentive pay programs, which focus and align employees’ interests with those of our company, our shareowners, and our customers. The management team of the Company believes short-term incentives not only serves a key role in employees’ total compensation, but also drives the results and successes of the company.

The Executive Short-Term Incentive (“EXEC STI”) Plan is designed to engage employees and reward performance that is achieved above and beyond expectations by providing direct financial awards in the form of annual cash tied to the achievement of company financial, strategic, and operational goals, coupled with individual performance goals.

PLAN YEAR
The plan year is the fiscal year from ________ through ________ (“Plan Year”).

INCENTIVE TARGETS
Each employee is assigned a target incentive percent. The target incentive percentages for executive officers of the company are determined by the Compensation and Personnel Committee (“CPC”) of the Company’s Board of Directors. The target incentive percentages for all other participants in the Plan are determined by the Company’s Chief Executive Officer.

SHORT-TERM INCENTIVE POOL
The short-term incentive pool varies from __% percent to __% percent of the total incentive targets. The funding level of the pool is determined by the achievement of corporate results at the end of the Plan Year.

CORPORATE PERFORMANCE MEASURES
The EXEC STI Plan uses corporate performance measures to calculate incentive pay awards. These include:

Corporate Financial Metric
•Consolidated earnings per share (EPS) from Continuing Operations

Corporate Customer Metrics
•Customer Experience
•SAIDI
•SAIFI

Corporate Environmental, Social and Governance (ESG) Metrics
•Diversity, Equity, and Inclusion (DEI)
•Environmental
•Safety

FUNDING OF THE POOL
The incentive pool is funded based on the achievement of one financial metric and six operational metrics. The financial metric (EPS) must be achieved at a minimum of the threshold level for the pool to be funded. Once EPS achieves the threshold level of performance, all metrics funds the pool on sliding scale basis.

The Committee, in consultation with Management, has the discretion to hold back a percentage of the incentive plan funding pool to enable recognition of significant accomplishments and performance. If such discretion is exercised, the corporate performance will be reduced to offset positive discretion applied to individuals to ensure that the aggregate payments under the plan do not exceed approved aggregate funding levels.

INDIVIDUAL INCENTIVE PLAN GOALS
Individual performance is a factor in determining individual incentive awards. Each year, employees and their supervisors identify performance expectations (goals) based on job responsibilities and/or initiatives related to the implementation of the strategic plan. These expectations recognize the overall contribution of the employee, rather than a subset of their accomplishments, and are designed to achieve desired business results. Individual incentive pay expectations are not set at threshold, target, and maximum levels. At the end of the Plan Year, supervisors evaluate and rate their employees’ performance related to expectations and modeling of corporate values.

PAYMENT OF INCENTIVE PAY AWARD EARNED
Following the end of the Plan Year, individual performance is evaluated, and corporate results are compiled and audited. The results achieved by the Company determine whether the incentive pay pool will be funded and at what level. Individual results achieved are factor into the final incentive pay award earned if the incentive pay pool is funded.

The full range of the incentive pay award for an individual is __% to __% of their target incentive pay percent. This award range is based upon the calculation of the short-term incentive award factors, including corporate and individual performance measures.

PLAN ADMINISTRATION
The CPC has the right to amend or terminate the EXEC STI Plan at any time.

Nothing contained in this EXEC STI Plan shall:
1.confer upon any employee any right with respect to continuation of employment with the Company;
2.interfere in any way with the right of the Company to terminate his or her employment at any time; or
3.confer upon any employee or any other person any claim or right to any distribution under the EXEC STI Plan except in accordance with its terms.

No right or interest of any participant in the EXEC STI Plan shall, prior to actual payment or distribution to such participant, be assignable or transferable in whole or in part, either voluntarily or by operations of law or otherwise, or be subject to payment of debts of any participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

Eligibility
To be eligible to participate in the EXEC STI Plan, an employee must satisfy the following criteria:
1.Employee of one of the following entities:
a.Interstate Power and Light Company (IPL); or
b.Wisconsin Power and Light Company (WPL); or
c.Alliant Energy Corporate Services, Inc. (ServCo)
2.Employee is classified in a salary grade of E01 through E10
3.Employee is not involuntarily termed prior to payment date (except for termination reason “Elimination of Position”)
4.Employee status of:
a.Active, full time or part time on the payout date (“Active Employee”); or
b.terminated during the Plan Year with reason of “Elimination of Position” or
c.terminated during the Plan Year with reason of “Voluntary Termination” or “Retirement” and the employee satisfies the definition of “Retirement Eligible” (as defined below) on or before the date of termination/retirement; or
d.terminated due to participant death

Retirement Eligible: Employees who are retirement eligible shall mean, for purpose of this Plan, the employee has reached age 55 and the employee’s age, in whole years, added to the number of whole years of the employee’s continuous employment with the Company total 65 or greater.

Timing of Payment
Eligible participants will receive payment of award no later than March 15 following the end of the Plan Year (except those who are Active Employees, who may receive payment after March 15), unless such payment is deferred in accordance with the terms of the Alliant Energy Deferred Compensation Plan. Goal achievement and incentive pay pool funding is subject to approval by the Compensation and Personnel Committee (CPC) of the Board of Directors. All awards from the EXEC STI Plan are subject to state and federal taxes and social security withholdings. EXEC STI Plan awards are not 401(k) eligible.

Calculation of Payment
Incentive pay awards are calculated based upon the participant’s base compensation as of the end of the Plan Year (12/31), adjusted for any applicable proration’s (as described below).

Hire/Re-Hire
New employees to the company who begin in the EXEC STI Plan after the start of the Plan Year will receive a prorated award based on the length of time participating in the EXEC STI Plan during the Plan Year. The award proration will be based on the date of hire/re-hire and does not include any time an employee participated in the EXEC STI Plan prior to hire/re-hire.

Phased Retirement Calculation
For employees who have changed to a less than full-time status in anticipation of retirement, the award payment is calculated based on the participant’s actual base earnings during the Plan Year, rather than their annualized base salary at the end of the Plan Year.

Mid Plan year changes in Incentive Targets
Employees participate in the short-term incentive plan in which they are eligible at the end of the Plan Year. If an employee has a change in their short-term incentive level in the middle of a Plan Year, the employee may receive an award on a pro rata basis for time worked under each plan during the Plan Year at the discretion of the appropriate governance.

Long Term Disability
If an employee’s status changes from Active to Leave of Absence with reason of Long-Term Disability during the Plan Year, the employee will receive a prorated award based on the number of days the employee’s status was Active during the Plan Year.

Military Leave
Employees on Military Leave are entitled to a full award, regardless of the duration of their leave, and will receive their award on the payout date.

CLAW-BACK PROVISION
Incentive pay awards shall be subject to potential cancellation, rescission, payback, recoupment or other action in accordance with the terms of any Company clawback policy (the “Clawback Policy”), as then in effect and as it may be amended from time to time, to the extent the Clawback Policy applies to the incentive pay award. The Company will not indemnify Employee with respect to any amounts recovered under the Clawback Policy, notwithstanding the terms of any indemnification or insurance policy, any contractual arrangement or any provision in the Company’s bylaws that may be interpreted to the contrary.
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